Exhibit 4. Articles of Amendment to Articles of Incorporation

                         ARTICLES OF AMENDMENT TO
                       ARTICLES OF INCORPORATION OF
                              VITALLABS, INC.

     Pursuant to the applicable provisions of N.R.S. Sec.385, the undersigned, being the President of Vitallabs, Inc., a Nevada corporation, does hereby certify to the Secretary of State of Nevada the within Articles of Amendment to the Articles of Incorporation of the Corporation, as follows:

     1.  The name of the Corporation is Monogram Pictures, Inc.

     2. The within Amendment to the Articles of Incorporation was duly approved and adopted on October 18, 2004, by an action by written consent by a holder of Class C Voting, Convertible Preferred Stock with a right to cast 98,007,840 votes, out of the total of 115,266,448 votes entitled to be cast by holders of issued and outstanding common stock (15,466,448 votes) and Class C Voting, Convertible Preferred Stock (100,800,000 votes), there being no other classes of stock authorized or issue or entitled to vote thereon as a separate voting group, such vote being sufficient in all respects (a majority) for the approval hereof, pursuant to approval by the board of directors and recommendation of the within amendment to the stockholders for approval.

     3. Article I of the Articles of Incorporation, as amended, be, and it hereby is, amended to change the name of the Corporation to America-Asia Corp.

Except as provided herein, the rest and remainder of the Articles of Incorporation shall be and remain unchanged and in full force and effect.

     IN WITNESS WHEREOF, the undersigned, Anthony Chirico, President of Vitallabs, Inc., has executed the within Articles of Amendment this October 18, 2004 and caused said Articles to be filed in the office of the Secretary of State for the State of Nevada.

[CORPORATE SEAL]                          Vitallabs, Inc.
Attest:
                                          By: /s/ Anthony Chirico
                                          Anthony Chirico, President


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